GSK PLC SC 13D/A

Exhibit 99.10

TERMS OF SALE

Further to the provisions of the SECONDARY BLOCK TRADE AGREEMENT DATED 11 May 2023 between Glaxo Group Limited and Merrill Lynch International (the “Agreement”), the following terms of sale are agreed:

Number of Sale Shares: 240,000,000

Purchase Price per Sale Share: 335 pence

Base Commission: 0.50%

Closing Date: 16 May 2023

The Seller confirms the accuracy of the representations and warranties set out in Annex B of the Agreement, the Manager confirms the accuracy of the representations and warranties set out in Annex C of the Agreement and the Seller and the Manager confirm the provisions of the Agreement and acknowledge and agree that these Terms of Sale form part of and shall be read in conjunction with the Agreement.

Terms defined in the Agreement shall have the same meanings herein.

These Terms of Sale and the relationship among the parties hereto (and any non-contractual obligation, dispute, controversy or claim of whatever nature arising out of or in any way relating to these Terms of Sale or their formation) shall be governed by and construed in accordance with English law. The parties irrevocably agree that the English courts will have exclusive jurisdiction in relation to these Terms of Sale and the parties hereby submit to the jurisdiction of such courts.

IN WITNESS WHEREOF these Terms of Sale have been duly executed as of 11 May 2023.

For and on behalf of

Merrill Lynch International

By:	/s/ James Palmer

Name:	James Palmer
Title:	Head of EMEA ECM

For and on behalf of

Glaxo Group Limited

By:	/s/ Subesh Williams

Name:	Subesh Williams
Title:	Appointed Attorney of Glaxo Group Limited